UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 16, 2005

Lattice Semiconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-18032	93-0835214
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer
Identification No.)

5555 N. E. Moore Court

Hillsboro, Oregon 97124-6421

(Address of principal executive offices, including zip code)

(503) 268-8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into Material Definitive Agreement.

Stipulation of Settlement of Derivative Claims

On December 19, 2005, the special litigation committee of the board of directors of Lattice Semiconductor Corporation (the “Company”), on behalf of the Company, entered into a stipulation of settlement with plaintiffs’ and defendants’ counsel to settle the previously disclosed putative shareholder derivative litigation against certain of the Company’s current and former directors and officers and the Company, as a nominal defendant (the “Stipulation”). The Stipulation was entered into for the sole purpose of resolving contested claims and disputes, as well as avoiding the substantial cost, expenses and uncertainties associated with protracted and complex litigation. The Stipulation does not contain any finding of fault or admission of wrongdoing or liability on the part of the Company or any of the individual defendants in the litigation.

As a condition to the settlement, the Company’s board of directors will adopt certain corporate governance policies (the “Corporate Governance Policies”), which are specified in the Stipulation. The Corporate Governance Policies relate to: board of director independence; the appointment and responsibilities of the chairman of the board and a lead independent director to be appointed in the event the chairman is not independent; the responsibilities of the nominating and governance committee; the authority of the board, the committees of the board and the independent directors to retain legal or other advisors at the Company’s expense; director education and self-evaluation; evaluation of the chief executive officer’s compensation; changes in employment status of directors; required time commitment for Company-related business; director term limits; retention of shares acquired by directors while serving on the board; and resignations of directors in connection with uncontested elections in which directors receive a greater number of “withheld” votes than “for” votes.  The Corporate Governance Policies will be published in the Company’s next annual report on Form 10-K and will remain in effect indefinitely unless the board of directors, acting through a majority of its non-management directors, determines in a good faith exercise of business judgment that the measures are no longer necessary or appropriate, or that they should be modified. Further, the Stipulation provides that the Company will pay an aggregate amount of $900,000 in fees and expenses to plaintiff’s counsel (the “Attorneys’ Fees”) to compensate for their efforts in filing and prosecuting the litigation and for their role in obtaining the Corporate Governance Policies for the Company. Finally, under the terms of the Stipulation, the Company, the plaintiffs and each stockholder of Lattice shall be deemed to have released the individual defendants (together with their representatives and other affiliated persons) and affiliated persons of the Company from any and all claims, including unknown claims, relating to the matter asserted or that could have been asserted in the litigation.

The Stipulation is subject to and conditioned upon final approval by the Circuit Court of Oregon, County of Washington, after public notice of the proposed settlement, and will become effective only if the board of directors adopts the Corporate Governance Policies and if the Company pays the Attorney’s Fees. The text of the Stipulation will be filed with the Company’s forthcoming annual report on Form 10-K. A press release issued by the Company regarding the Stipulation is filed as Exhibit 99.1 hereto.

Mutual Release

On December 16, 2005, in connection with the resignation of Cyrus Y. Tsui from the board of directors of the Company (as described in Item 5.02 below), the Company and Mr. Tsui entered into a Settlement Agreement and Release (the “Release Agreement”).  Under the terms of the Release Agreement, Mr. Tsui and the Company agreed to a mutual general release whereby each released the other (together with their respective representatives and other affiliated persons) from any and all claims, including unknown claims, arising out of Mr. Tsui’s prior involvement with the Company, with certain exceptions. The foregoing summary of the Release Agreement is qualified in its entirety by the text of the Release Agreement, which is filed as Exhibit 99.2 hereto and is incorporated herein by reference.

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Cyrus Y. Tsui resigned from the board of directors of the Company, effective as of the effective date of the Release Agreement, which is expected to be on December 24, 2005.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release relating to Stipulation, dated December 21, 2005
99.2	Release Agreement between the Company and Cyrus Y. Tsui, dated December 16, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LATTICE SEMICONDUCTOR CORPORATION

Date: December 21, 2005	By:	/s/ Jan Johannessen
Jan Johannessen Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release relating to Stipulation, dated December 21, 2005
99.2	Release Agreement between the Company and Cyrus Y. Tsui, dated December 16, 2005